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                                 PROMISSORY NOTE

$900,000.00                                                     January 16, 2001

         For good and valuable consideration, receipt of which is hereby acknowledged, Quixote Transportation Safety, Inc., a Delaware corporation (together with its successors and assigns) ("Payor"), promises to pay, as hereinafter provided, to Mark Fernandez of Rancho Santa Margarita, California, together with his successors and assigns who become holders of this Promissory Note ("Holder"), in lawful money of the United States of America at 6 Obispo, Rancho Santa Margarita, California 92688 or at such other place as Holder may direct, the principal sum of Nine Hundred Thousand Dollars and no/100 Dollars ($900,000.00). This Note shall bear simple interest until paid at five percent (5%) per annum.

         All capitalized terms not otherwise defined herein shall have the same meanings as defined in that certain Stock Purchase Agreement dated as of January 16, 2001 between Payor, Holder and Guadalupe Martinez (the "Stock Purchase Agreement"). This Note is secured by a Guaranty of even date herewith ("Guaranty"). Should a default occur hereunder, Holder may, at Holder's option, enforce the Guaranty in accordance with its terms, whether or not Holder pursues Holder's rights under this Note.

         The obligations evidenced by this Note are subject to set-off pursuant to SECTION 8.4 of the Stock Purchase Agreement. Any setoffs shall be subject to the provisions of SECTION 8.4 of the Stock Purchase Agreement, including, without limitation, the arbitration provisions set forth in Section 9.15 of the Stock Purchase Agreement, and any set-off of this Note shall be deemed to relate back to the date of this Note thus resulting in a reduction of the original principal amount of this Note as of the date of this Note and a readjustment of any future installments due hereunder based upon the principal amount as so reduced.

         1.       PRINCIPAL AND INTEREST.
                  ----------------------

                  (a) The principal amount due under this Note together with any accrued interest shall be payable as follows: (i) Three Hundred Thousand ($300,000.00) due on January 16, 2002, (ii) Three Hundred Thousand ($300,000.00)
due on January 16, 2003, and (iii) Three Hundred Thousand ($300,000.00) due on January 16, 2004.

                 (b) Payor may prepay, in whole or in part, the principal balance of this Note at any time and from time to time without premium or penalty.

         2.       DEFAULT.
                  -------

         In the case of the occurrence of any one or more of the following events (hereinafter called "Events of Default"):

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                 (a) Payor fails to pay when and as the same shall become due and payable, the amount of any payment due pursuant to this Note, and such failure shall continue for five Business Days from the date of written notice from Holder to Payor specifying the nature of such default, or

                 (b) Payor (i) commences a voluntary bankruptcy case; (ii) consents to the entry of an order for relief against it in an involuntary bankruptcy case; (iii) consents to the appointment of a custodian or a receiver for it or substantially all of its assets; or (iv) makes a general assignment for the benefit of its creditors, or

                 (c) Any "Change in Control" of Payor,

then, and in every such case, Holder may, without presentment, demand or notice, declare the full amount of the unpaid principal of this Note, and all other amounts payable pursuant to this Note, to be immediately due and payable and upon any such declaration, the same shall become and be immediately due and payable. "Change of Control of Payor" shall mean any change of ownership or control of more than fifty percent (50%) of the issued and outstanding common stock of Quixote Corporation (in one or more transactions), whether by sale or transfer by the shareholders of Quixote Corporation, or by liquidation, merger, recapitalization, sale or other disposition of or reorganization of Quixote Corporation, or a sale of all or substantially all of the assets of Quixote Corporation, or by purchase, sale, issuance, exchange, redemption or other acquisition of any of the issued and outstanding common stock of Quixote Corporation. Any waiver by Holder of his option to accelerate the Note in any one instance shall not be deemed a wavier as to any future instances.

         3.       WAIVERS.
                  -------

         Payor hereby waives presentment for payment, demand, protest, notice of protest or other notice of dishonor. No failure on the part of Holder in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other further exercise thereof or the exercise of any right or remedy hereunder. The remedies of Holder as provided herein shall be cumulative and concurrent and may be pursued successively or concurrently against Payor, and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release of the same.

         4.       MISCELLANEOUS.
                  -------------

                 (a) The terms and provisions of this Note may not be modified or amended except pursuant to a written instrument executed by Payor and Holder.

                 (b) This Note shall in all respects be interpreted, construed and governed by and in accordance with the internal laws of the State of California, without regard to the conflict of laws provisions thereof.

                 (c) Any notice, request, demand or other communication required or permitted hereunder shall be deemed sufficiently given if set forth in writing and

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personally delivered or sent by registered mail or certified mail, return-receipt requested, postage paid, addressed as follows:

If to Payor:

                 Quixote Transportation Safety, Inc.
                 c/o Quixote Corporation
                 One East Wacker Drive
                 30th Floor
                 Chicago, Il 60601
                 Attn.: Leslie J. Jezuit
                 Telecopier No.:  312-467-0197

                 with copies to:

                 McBride, Baker & Coles
                 500 West Madison Street
                 40th Floor
                 Chicago, IL 60661-2511
                 Attn.: Anne Hamblin Schiave
                 Telecopier No.: (312) 993-9350

If to Holder:

                 Mark Fernandez
                 6 Obispo
                 Rancho Santa Margarita, California  92688

                 with a copy to:

                 Rutan & Tucker, LLP
                 611 Anton Boulevard
                 14th Floor
                 Costa Mesa, CA 92626-1998
                 Attn.:   Vicki Dallas
                 Telecopier No.: (714) 546-9035

or such other address as the addressee party may have previously designated in writing by notice to the other party hereto.

                 (d) This Note shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns, including, without limitation, the heirs and personal and legal representatives of Holder. This Note shall be binding upon Payor's successors and assigns, and upon any affiliate of Payor which assumes its liabilities hereunder.

                 (e) Payor agrees to pay all reasonable costs, legal expenses, attorneys' fees, paralegals' fees, and professional fees of every kind, paid or incurred by the

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Holder in enforcing its rights hereunder.

                 (f) Payor acknowledges that the credit accommodation evidenced by this Note is for the purposes specified in 815 ILCS 205/4(1)(c), Illinois Compiled Statutes, as amended from time to time; and that the principal obligation evidenced hereby constitutes a business loan within the purview and operation of said section.

                 (g) Any term or provision of this Note that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof, or the validity or enforceability of the offending term or provision in any other jurisdiction, and the invalid, or unenforceable term or provisions shall be reformed to the extent possible in order to give its intended effect or meaning.

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                 IN WITNESS WHEREOF, Payor has caused this Note to be signed as of the date first set forth above.



                                  Quixote Transportation Safety, Inc. a Delaware corporation

                                  By:/s/ Leslie J. Jezuit
                                  ----------------------------------------------

                                  Name:Leslie J. Jezuit
                                  ----------------------------------------------

                                  Title: CEO and President
                                  ----------------------------------------------

ATTEST:

/s/ Anne Hamblin Schiave
-------------------------------------------
Name: Anne Hamblin Schiave
     --------------------------------------

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